Exhibit 10.17
US POWER GENERATING COMPANY
ANNUAL INCENTIVE PLAN

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TABLE OF CONTENTS
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US POWER GENERATING COMPANY
Annual Incentive Plan
     1. Purpose. This Annual Incentive Plan (the “Plan”) of US Power Generating Company, a Delaware corporation (the “Company”), authorizes the grant of annual incentive awards (and incentive awards covering other performance periods) to executive officers and key employees and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers and key employees of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as “performance-based” compensation under Code Section 162(m).
     2. Definitions. In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:
          (a) “Annual Incentive Award” means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.
          (b) “Award” means the amount of a Participant’s Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant’s rights to current or future payments in settlement thereof.
          (c) “Award Opportunity” means the Participant’s opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Cause has the meaning as defined in any employment agreement, or, if none, severance or separation policy, applicable to Participant and in effect at the time of Participant’s Termination of Employment, or if there is no such employment agreement or policy, Cause has the meaning as defined in the Company’s 2007 Stock Incentive Plan.
          (f) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include any successor provisions thereto and regulations thereunder.
          (g) “Committee” means the Compensation Committee of the Board, or such other Board committee as the Board may designate to administer the Plan. The composition and governance of the Committee shall be established in the Committee’s Charter or equivalent authorization as approved from time to time by the Board, and shall be subject to any other applicable corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder (except to the extent limited under any stock exchange or marketplace rules as may then be applicable), in which case the term “Committee” shall refer to the Board.
          (h) “Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the other persons who will be named executive officers whose compensation potentially will be

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subject to the limitations on tax deductibility under Code Section 162(m) for that year (or a later year in which an Award may be settled). This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.
          (i) “Disability” means a disability as defined under Treas. Reg. § 1.409A-3(i)(4), as determined by the Company based upon written evidence of such disability from a medical doctor in a form satisfactory to the Company.
          (j) “Participant” means an employee participating in this Plan.
          (k) “Performance Goal” means, subject to subsection 6(b), the Company, business unit or individual performance objectives or accomplishments required as a condition to the earning of an Award Opportunity.
          (l) “Performance Period” means the annual period or other period, specified by the Committee, over which an Award Opportunity may be earned.
          (m) “Public” means the status of the Company as a company with common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended.
          (n) “Retirement” means a Termination of Employment either (i) at or after the Participant has attained age 62 or (ii) at or after the Participant has attained age 60 with at least ten years of service to the Company, provided that a Termination of Employment by the Company for Cause shall not be deemed a Retirement. For this purpose, any period of service by an employee to a predecessor of the Company or to a company that has been acquired by the Company shall be counted toward years of service with the Company.
          (o) “Termination of Employment” means the termination of a Participant’s employment with the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary.
     3. Administration.
          (a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan: (i) to select executive officers or key employees to become Participants; (ii) to grant Awards; (iii) to determine the type and amount of Award Opportunities and Awards, the Performance Period for an Award and the date of earning, vesting and settlement of an Award, the acceleration of any such dates (including in connection with a change in control of the Company), whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, common stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; (iv) to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; (v) to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and (vi) to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, transferees under Section 7(d) and other persons claiming rights from or through a Participant, and equity holders. The foregoing notwithstanding, the Committee may condition any of its actions on approval or ratification by the Board or the independent directors of the Board.

          (b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to one or more officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, with respect to non-executive officers and to the extent that such delegation is permitted under applicable laws and regulations and, at any time that the Company is Public, (i) will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, and (ii) will not result in a related-party transaction with an executive officer then required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act.
          (c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
     4. Eligibility. Employees of the Company or any subsidiary who are or may become executive officers or key employees of the Company may be selected by the Committee as participants in this Plan.
     5. Per-Person Award Limitation. The per-person limitations in this Section 5 shall apply in each calendar year during any part of which the Plan is in effect and in which or before which the equity holders of the Company, at a time the Company is Public, have approved the material terms of this Plan including these per-person limitations (but shall not limit grants in any earlier years). A Participant may not be granted Award Opportunities authorizing the earning during any calendar year of an amount that exceeds the Participant’s “Annual Limit,” which shall equal $10 million plus the amount of the Participant’s unused Annual Limit as of the close of the previous calendar year. For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any risk of forfeiture based on service or other non-performance condition, (ii) a Participant’s Annual Limit is used to the extent an amount may be potentially earned or paid under an Award Opportunity, regardless of whether such amount is in fact earned or paid.
     6. Designation and Earning of Award Opportunities.
          (a) Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Plan and shall designate the Performance Period and, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal. The following terms will apply to Award Opportunities:

     (i) Specification of Amount Potentially Earnable. Unless otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.
     (ii) Denomination of Award Opportunity; Payment of Award. Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in the Company’s common stock and/or settle an Award Opportunity in such stock by drawing such stock from the 2007 Stock Incentive Plan or another Company compensation plan (subject to any approval requirement under such other plan).
          (b) Limitations on Award Opportunities and Awards for Covered Employees. The provisions of this Section 6(b) shall apply to grants of Awards after the equity holders of the Company, at a time the Company is Public, have approved the material terms of this Plan including the business criteria specified in Section 6(b)(ii) below (but shall not apply to Performance Awards granted prior to such approval unless otherwise determined by the Committee). If, at a time that this Section 6(b) is applicable, the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the following provisions will apply:
     (i) Performance Goal. The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The Performance Goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27(e) and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a “gate-keeper” Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.
     (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing Performance Goals for such Award Opportunities: (A) gross revenue, operating revenues or other revenues or sales measures; (B) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, which may include mark-to-market adjustments or hedges and adjustments for share-based compensation, (C) net income or net income per common share (basic or diluted); (D) return on assets, return on investment, return on capital, or return on equity; (E) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or net cash provided by operations; (F) interest expense after taxes; (G) economic profit or value created; (H) operating margin; (I) stock price or total stockholder return; (J) returns on proprietary investments or on investment assets under management, (K) expense management, (L) level of distributions, (M) completion of capital and debt transactions, and (N) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures of subsidiaries, affiliates, joint ventures or other assets, market penetration, total market capitalization and enterprise value, business retention, new product generation, cost controls and targets (including cost of capital), environmental performance, safety performance, plant operating performance, new asset development, commercial performance including implementation of new hedges and management of existing hedges, customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, implementation of business process controls, and recruiting and retaining personnel. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or entities or an index covering multiple companies or an industry.
     (iii) Performance Period and Timing for Establishing Performance Goals. The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period or (B) the time 25% of such Performance Period has elapsed.
     (iv) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award, intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.
     (v) Changes to Amounts Payable and Other Award Terms. Any acceleration of earning or settlement, deferral of settlement, or other event that would change the risk of forfeiture, performance period, or form or timing of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).
          (c) Additional Participants and Award Opportunity Designations During a Performance Period. At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.
          (d) Determination of Award. Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of the Award to a level exceeding the level of actual earning of the Award Opportunity (i.e., based on actual achievement of the Performance Goal subject Section 6(b)) is permitted, and (ii) any discretionary adjustment is subject to Section 5, Section 8 and other applicable limitations of the Plan. Unless otherwise determined by the Committee or as provided under Section 8(a), the

Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d), and no Participant shall have a legal right to receive an Award until such determination has been made.
          (e) Written Determinations. Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.
          (f) Other Terms of Award Opportunities and Awards. Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, Termination of Employment, or other event prior to the end of a Performance Period or settlement of an Award, provided that, without the consent of an affected Participant, a change to a previously specified term, if such change is materially adverse to the Participant, is authorized only to the extent the Committee preserved its discretion to make such change or the Committee retains negative discretion with respect to such Award Opportunity or Award. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a change in control or Termination of Employment need not qualify as performance-based compensation under Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Section 162(m) qualification in cases in which no change in control or Termination of Employment occurred.
          (g) Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an Award Opportunity under Section 6(b) intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. In the event of an equity restructuring, as defined in Statement of Financial Accounting Standards 123R (“FAS 123R”), which affects the common equity of the Company, a Participant shall have a legal right to an adjustment to the Participant’s Award Opportunity and/or Award if such Award Opportunity and/or Award are subject to accounting under FAS 123R (including any performance goal based on market price per common share and any Award Opportunity or Award denominated in common shares of the Company) which shall preserve without enlarging the potential value of the Award Opportunity or Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth at the time of initial authorization of the Award Opportunity in any document or controlling pronouncement of the Committee limiting this right.

     7. Settlement of Awards.
          (a) Deferrals. The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code.
          (b) Settlement of Award. Any non-deferred Award shall be paid and settled by the Company within 60 days after the date of determination by the Committee under Section 6(d) hereof. With respect to any deferred amount of a Participant’s Award, such amount will be credited to the Participant’s deferral account under the governing deferral plan of the Company as promptly as practicable at or after the date of determination by the Committee under Section 6(d) hereof.
          (c) Tax Withholding. The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of common stock or other property.
          (d) Non-Transferability. An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder shall be non-assignable and non-transferable, otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a Participant, except that Awards and other rights may be transferred to one or more transferees during the lifetime of the Participant for purposes of estate-planning, and such transferees may exercise rights under such a transferred Award in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee and the transfer is not to a third party for value, and subject to any terms and conditions which the Committee may impose thereon. For this purpose, unless this policy is suspended or revoked by the Committee, a Participant shall be entitled to transfer an Award for estate-planning purposes by presenting documentation to the Company establishing the existence of an estate plan and certifying that the Participant has consulted with counsel regarding the proposed transfer of the Award to a trust or other appropriate estate-planning transferee, provided that any offer and sale of securities in connection with the Award shall, upon such transfer, comply with applicable securities laws. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee. Award Opportunities and Awards shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate.
     8. Effect of Termination of Employment. Unless otherwise specified in any employment agreement or similar agreement with a Participant, and except to the extent set forth in subsections (a) and (b) of this Section 8 and subject to Section 6(f), upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee’s determination of the extent to which an Award has been earned for such Performance Period, the Participant’s Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:
          (a) Disability, Death or Retirement. If Termination of Employment of the Participant is due to the Participant’s Disability or death or Retirement, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period that has previously commenced and for which Termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant’s employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant’s Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof). Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant’s Award Opportunity not earned will cease to be earnable and will be canceled. The foregoing notwithstanding, the Committee may limit or expand the Participant’s rights upon Disability, death or Retirement with respect to a given Award Opportunity.
          (b) Other Terminations. In connection with any Termination of Employment other than due to death, Disability or Retirement, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance Period for which the Committee has not yet determined the extent to which an Award has been earned, in the Committee’s sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter, subject to Section 6(f).
     9. Additional Forfeiture Provisions Applicable to Awards.
          (a) General. Subject to the terms of any employment or similar agreement with a Participant, the Committee may impose as a condition of Award Opportunities and Awards, and as a condition of a Participant’s right to receive or retain cash, stock, or other property in connection with an Award, (i) requirements that the Participant comply with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following Termination of Employment or service to the Company, and (ii) requirements that, if any such amounts were earned based on performance that is thereafter adversely affected by a restatement of financial statements or financial information, that such amounts shall be subject to forfeiture as specified by the Committee.
          (b) Forfeitures Resulting from Financial Reporting Misconduct. Subject to the terms of any employment or similar agreement with a Participant, or unless otherwise provided by the Committee under Section 9(a), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant, knowingly, caused or failed to prevent such misconduct, the Participant (i) shall forfeit any Award Opportunity or Award that was or would be deemed to be earned in whole or in part based on performance during either the period covered by the noncompliant financial report or during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the non-compliant financial report, and (ii) shall forfeit any other Award that was granted hereunder during the 12-month period following such first public issuance or filing of the non-compliant financial report and thereafter until the accounting restatement correcting such non-compliant financial report has been filed. For purposes of this Section 9(b), (A) if an Award subject to forfeiture has become vested or settled, the Participant will be liable to repay the net gain he or she realized from the Award, and (B) the term “misconduct” and other terms shall have meanings and be interpreted in a manner consistent with the meanings and interpretation of such terms under Section 304 of the Sarbanes-Oxley Act of 2002.
     10. General Provisions.
          (a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of equity holders or Participants; provided, however, that any such action beyond the scope of the Committee’s authority shall be subject to the approval of the Board; provided further, that any such action shall be submitted to the Company’s equity holders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Committee or Board action if such equity holder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Company’s common stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to equity holders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the legal rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).
          (b) Long-Term Incentives Not Annual Bonus for Purposes of Other Plans. Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as “Annual Incentive Awards” shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.
          (c) Unfunded Status of Participant Rights. Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.
          (d) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
          (e) No Right to Continued Employment. Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.
          (f) Severability. The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.
          (g) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.
          (h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the Delaware General Corporate Law and, in other respects, the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
          (i) Effective Date of Plan; Termination of Plan. This Plan will be effective as of September 6, 2007. The Plan will terminate at such time as may be determined by the Board or the Committee.

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